Exhibit 99.1

Atlantic Coast Federal Corporation Reports Net Income Per Diluted Share up 15% to $0.38 in 2006

         Fourth Quarter Net Income Per Diluted Share Unchanged at $0.07

     WAYCROSS, Ga.--(BUSINESS WIRE)--Feb. 20, 2007--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced financial results for the fourth quarter and year ended December 31, 2006. The Company's results for 2006 underscored strong asset growth driven by higher loan portfolio levels, combined with solid credit quality performance, resulting in higher net interest income and a lower provision for loan losses for 2006 versus 2005. These trends, together with growth in non-interest income for the year, produced higher earnings for 2006 and supported the Company's efforts during the year to significantly increase its cash dividends to stockholders.

     For the year ended December 31, 2006, net income increased 10% to $5,152,000 from $4,689,000 for 2005. On a diluted per share basis, net income increased 15% to $0.38 versus $0.33 in 2005. As previously announced, prior-year earnings reflected an income tax benefit of $895,000 recorded in the third quarter of 2005. Income before income taxes, which was unaffected by the tax benefit, reflected a 31% increase in 2006 compared with 2005.

     Strong growth in assets and loans, coupled with improved credit quality metrics, also characterized the Company's results for the final quarter of the year. However, because of higher non-interest expense in the fourth quarter of 2006, net income for the quarter declined 15% to $924,000 from $1,089,000 in the fourth quarter of 2005. On a diluted per share basis, net income for the fourth quarter of 2006 was $0.07, unchanged from the year-earlier quarter.

     Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased to post another year of strong growth, which in turn enabled us to create additional value for our stockholders during 2006. Our business remained robust across our markets and, combined with the positive impact of our new branch in St. Johns County, pushed total assets up 13% to approximately $843 million at December 31, 2006, while the Company's loan portfolio gained 10% to $640 million. In step with this, our deposits advanced 11% to $573 million during the year. This ongoing expansion, combined with a continuation of strong asset quality measures, helped produce higher earnings for 2006. It also helped offset the ongoing effect of an inverted yield curve - as seen in the sharper increases for deposit pricing we have experienced that has not been fully matched by pricing on long-term assets - as well as the impact of some expenses we encountered in the fourth quarter that were of an infrequent nature.

     "Outside of earnings growth for the year, our progress in 2006 positioned us to continue our efforts to increase stockholder value," Larison added. "In each quarter of 2006, we again raised our dividend by one cent, increasing the quarterly rate to $0.12 for the fourth quarter of 2006 from $0.08 in the year-earlier quarter. With our most recent dividend payment, our total 2006 dividends (excluding those amounts waived by Atlantic Coast Federal MHC, which holds 63% of our outstanding shares) were approximately 42% of our full-year earnings and represent a current yield of approximately 2.7%. While our Board of Directors will continue to evaluate future dividends in light of prevailing operating conditions and other capital requirements, we expect to maintain at least this level of quarterly dividends per share throughout 2007.

     "As we have increased the tangible returns to our stockholders, we also have maintained active stock repurchase programs during the past year," Larison continued. "After completing our first two stock buyback programs in 2005 and 2006, under which we repurchased 865,000 shares of our common stock valued at $13,083,000, we announced our third program in September 2006, authorizing the purchase of up to 478,000 shares or approximately 10% of our outstanding publicly held common stock. By the end of 2006, we repurchased a total of 190,000 shares, representing an expenditure of approximately $3,397,000 and leaving a remaining authorization of 288,000 shares."

     Net interest income for the fourth quarter of 2006 increased 5% to $5,494,000 from $5,211,000 in the year-earlier period as net interest margin declined to 2.87%, or 22 basis points lower than the third quarter of 2006 and 19 basis points lower than the fourth quarter of 2005. Reflecting favorable credit quality trends, the provision for loan losses for the fourth quarter of 2006 declined 49% to $293,000 from $579,000 in the same period of 2005. Net interest income, after provision for loan losses, rose 12% to $5,201,000 for the quarter versus $4,632,000 in the year-earlier period.

     Net interest income for 2006 increased 9% to $21,857,000 from $20,096,000 for 2005 as net interest margin declined three basis points to 3.02% versus 3.05% in 2005. The provision for loan losses for 2006 was 78% lower at $475,000 compared with $2,121,000 in 2005. Net interest income, after provision for loan losses, rose 19% to $21,382,000 in 2006 from $17,975,000 in 2005.

     As indicated by lower provisions for loan losses this year, the Company's asset quality metrics remained strong during 2006 as charge-offs continued to decline, delinquencies remained flat, and collections on several troubled commercial relationships improved. Annualized net charge-offs to average outstanding loans fell to 0.05% in the fourth quarter versus 0.17% in the fourth quarter of 2005. For the year, annualized net charge-offs to average outstanding loans declined to 0.06% versus 0.27% in 2005. Although the total amount of non-performing loans rose 17% or $435,000 during the year, non-performing loans relative to total loans remained at a relatively low 0.36% at December 31, 2006, compared with 0.35% at December 31, 2005.

     Non-interest income for the fourth quarter declined 7% to $1,922,000 versus $2,073,000 in the year-earlier period, primarily because of lower overdraft fees on business accounts. Non-interest income for 2006 increased 6% to $7,842,000 from $7,413,000 as higher fees for check card overdrafts, increased income on Bank-Owned Life Insurance (BOLI) and a second quarter 2006 gain on the early termination of an interest rate swap agreement more than offset a year-over-year decline in overdraft fees on business accounts and the loss recorded in the first quarter of 2006 on the disposition of available for sale securities.

     Non-interest expense for the fourth quarter rose 15% to $5,779,000 from $5,019,000 in the same period last year, reflecting among other things higher costs associated with the Company's retirement plan, driven by changes in certain actuarial assumptions, additional operating costs related to the opening of a new branch during the fourth quarter, and consulting fees incurred in connection with a market analysis and segmentation study now underway. Non-interest expense for 2006 increased 11% to $21,679,000 from $19,616,000 in the year-earlier period.

     The Company's total assets increased 13% to $842,825,000 at December 31, 2006, from $743,849,000 at December 31, 2005. Loans receivable, net totaled $639,517,000 at December 31, 2006, up 10% from $580,441,000 at December 31,
2005. Deposits rose 11% to $573,052,000 at the end of 2006 from $516,321,000 at
December 31, 2005. Total stockholders' equity declined 2% to $91,087,000 at December 31, 2006, from $92,917,000 at December 31, 2005, with the decline reflecting the impact of the Company's share repurchases since mid-2005.

     Returns on average stockholders' equity for the fourth quarter and year ended December 31, 2006, were 4.01% and 5.50%, respectively, versus 4.57% and 4.73%, respectively, for the comparable periods last year. Returns on average total assets for the fourth quarter and year ended December 31, 2006, were 0.45% and 0.66%, respectively, compared with 0.59% and 0.67%, respectively, for the same periods in 2005.

     Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

     Atlantic Coast Bank, with approximately $843 million in assets as of December 31, 2006, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a growing presence in the Jacksonville metropolitan area. Atlantic Coast Bank expects to open an additional branch in St. Johns County, Florida, in the coming year.

     This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                             Three Months Ended       Year Ended
                                December 31,         December 31,
                             ------------------- --------------------
                               2006      2005      2006      2005
                             --------- --------- --------- ----------
Total interest income         $12,730   $10,185   $46,407    $37,254
Total interest expense          7,236     4,974    24,550     17,158
                             --------- --------- --------- ----------
Net interest income             5,494     5,211    21,857     20,096
Provision for loan losses         293       579       475      2,121
                             --------- --------- --------- ----------
Net interest income after
 provision for loan losses      5,201     4,632    21,382     17,975
Non-interest income             1,922     2,073     7,842      7,413
Non-interest expense            5,779     5,019    21,679     19,616
                             --------- --------- --------- ----------
Income before income taxes      1,344     1,686     7,545      5,772
Income tax expense                420       597     2,393      1,083
                             --------- --------- --------- ----------
Net income                       $924    $1,089    $5,152     $4,689
                             ========= ========= ========= ==========
Earnings per share:
   Basic                        $0.07     $0.08     $0.38      $0.34
                             ========= ========= ========= ==========
   Diluted                      $0.07     $0.07     $0.38      $0.33
                             ========= ========= ========= ==========
Weighted average shares
 outstanding:
   Basic                       13,219    13,690    13,427     14,000
                             ========= ========= ========= ==========
   Diluted                     13,366    13,731    13,558     14,020
                             ========= ========= ========= ==========


                                                 Dec. 31,   Dec. 31,
                                                   2006      2005
                                                 --------- ----------
Total assets                                     $842,825   $743,849
Cash and cash equivalents                          41,057     37,959
Securities available for sale                      99,231     71,965
Loans receivable, net                             639,517    580,441
Total deposits                                    573,052    516,321
Federal Home Loan Bank
 advances                                         144,000    129,000
Stockholders' equity                               91,087     92,917


     Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2006 and 2005, may be found at the following link: http://www.irinfo.com/acfc/4q06fse.pdf. Investors should refer to the Company's Form 10-K for the year ended December 31, 2006, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.


    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376